Exhibit 99.1

SENECA GAMING CORPORATION ANNOUNCES APPOINTMENT OF INTERIM PRESIDENT & CEO AND RESIGNATION OF G. MICHAEL BROWN

The Board of Directors of the Seneca Gaming Corporation (SGC) today announced the election of John Pasqualoni as interim President & Chief Executive Officer of SGC.  The naming of John Pasqualoni as interim President & CEO, follows the resignation of G. Michael Brown earlier today.  G. Michael Brown will continue to assist SGC as an outside consultant until the end of the year.

John Pasqualoni has served as the Chief Operating Officer of the Seneca Niagara Casino since February 16, 2005.  Prior to his appointment as Chief Operating Officer, Mr. Pasqualoni served as Senior Vice President of Slot Operations/Marketing, a position he held since October 2002. Prior to joining the Seneca Niagara Casino, Mr. Pasqualoni was employed by Resorts International Hotel and Casino in Atlantic City from November 2001 to October 2002 and attained the position of Senior Vice President of Slot Operations/Promotions. From June 1999 to November 2001, Mr. Pasqualoni was a gaming industry consultant to Louisiana Downs and Resorts International Hotel and Casino. From March 1998 to June 1999, Mr. Pasqualoni was a partner at Top Gun Gaming, LLC, a slot machine development company. From 1993 to 1998, Mr. Pasqualoni was Vice President of Slot Operations and Casino Marketing at the Foxwoods Resort Casino. Additionally, he has worked in slot management positions at several casinos and hotel gaming complexes, including the Frontier Hotel in Las Vegas, Bally’s Park Place Casino, Tropicana Casino, the Hilton/Trump’s Castle and Trump Plaza Hotel Casino in Atlantic City and the Lucayan Beach Hotel Resort in the Bahamas.

G. Michael Brown announced earlier today that he decided to resign and return to his law practice in Atlantic City, pursue other interests, and most importantly, because he has achieved the objective set for him by the Seneca Nation of Indians back in August 2002, when the Nation asked him to develop a world class gaming operation in Western New York.  Mr. Brown stated “I am proud to have helped build a superior Class III gaming operation for the Seneca Nation that earned approximately $117 million in operating income in its first full fiscal year of operations and to have worked with a superior management team that will continue to build upon the successful foundation of the past two years. My most satisfying achievement is the successful Career Development Program that has trained and mentored over 34 members of the Seneca Nation in various casino related careers.  I hope to one day witness a member of the Seneca Nation at the helm of SGC.”

“Mickey added tremendous value to the Seneca Nation and its gaming corporations by attracting a high caliber senior executive team and by leading SGC and its subsidiaries through the challenging developmental stage,” said Chairman Barry E. Snyder, Sr.  “He has worked tirelessly on behalf of the Seneca Nation and was instrumental in the success of our gaming operations to date. We are all indebted to Mickey for the personal contributions he has made to the Seneca Nation and its gaming corporations.”  Chairman Snyder also noted that the Board of Directors of the SGC is in the process of conducting a limited search for a permanent President & CEO.

The search will include consideration of Mr. Pasqualoni and other members of senior management. “In the meantime, we have every confidence in John and the rest of our senior management team to effectively lead SGC and its subsidiaries through this transition.”

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information. 716-299-1073